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                                                                    EXHIBIT 99.1



JANUARY 9, 2003

VOLUME II, ISSUE 1

NASDAQ:                         QVDX
PRICE:                         $2.50  REVENUE:
52-WK. HI/LO:          $8.95 / $1.18  9 MOS 2002:     $47.5M
SHARES OUTSTANDING:     30.1 MILLION  2001:           $31.9M
IR@quovadx.com          800.723.3033  CASH AT 9/30:   $52.6M


           A DISCUSSION WITH QUOVADX PRESIDENT AND CEO LORINE SWEENEY

In this first edition of Quovadx Investor News for 2003, we sat down with Quovadx President and CEO Lorine Sweeney to review 2002 accomplishments and discuss 2003 priorities.

Q. Looking back a year ago, what were the biggest challenges you faced entering 2002?

A. One year ago we had just closed the books on a period where we assembled all the components we needed to transform ourselves from a services company to a software company. We completed three significant acquisitions in 2001: Confer Software, Healthcare.com and Pixel Group. Our largest acquisition was Healthcare.com. With that transaction, we bought great technology and an extensive customer list. However, we were lacking a world-class sales organization. So, the biggest challenge I faced one year ago was building a sales force. Another challenge was integrating the various organizations, technologies, product marketing programs, etc. into a cohesive organization that would cost-effectively solve customer problems.

Q. Now that 2002 is in the history books, were you able to overcome those challenges?

A. I believe we made significant progress during the year. I'm especially pleased with the improvements we've made in the sales area. In April, David Nesvisky joined us and was tasked with rebuilding the sales force, instituting more accountability into our processes, and aggressively pursuing accounts. He had extensive healthcare experience at Oracle and quickly assessed what needed to be done at Quovadx. We now have a more disciplined organization that is structured with a head of healthcare sales, a head of major accounts (life sciences, government, media and entertainment), a head of international business, and a head of channels and partners. We have a sales force with significant industry experience. In addition, we've established a telesales organization that has been very effective in generating leads for our sales force.

Q. DESCRIBE WHAT YOU MEAN WHEN YOU SAY YOU HAVE A 'MORE DISCIPLINED
ORGANIZATION'.

A. We've introduced more tracking and accountability regarding prospective customers and are doing a better job of qualifying accounts before adding them to our pipeline. Sales people are responsible for assessing each of their leads and accounts and reporting on progress toward closing a sale. We have routine conference calls to review the pipeline and discuss transactions being discussed with major customers.

Q. In addition to improving your direct sales force, what have you done in the area of indirect sales?

A. In August, we hired Dan Seats to spearhead our channel partner program. Although we previously had relationships with a number of independent software vendors (ISVs) and system integrators, we
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were not using them effectively. Our focus on this important area has already shown significant progress. In the second half of 2002 we were awarded a contract from EDS. We won a competitive contract bid with GE Medical Systems Information Technologies. Keane, Inc. selected our technology for resale with their healthcare information systems. And we began to market into the government sector with a channel relationship with Government Technology Systems, Inc.
(GTSI). We will continue to further develop relationships during 2003 and will work to generate revenue from these partners.

Q. GIVE US SOME HIGHLIGHTS ON WHAT YOU ACCOMPLISHED ON THE TECHNOLOGY FRONT IN 2002.

A. I was very excited to launch QDX(TM) Platform V at our user group conference in October. This is our new, integrated development platform that enables developers to call on a set of common tools, frameworks, engines, interfaces and other services to rapidly develop browser-based composite applications. It combines our screen rejuvenation tools and integration components and incorporates services oriented development of applications (SODA). This platform is the basis that customers rely on to implement our adaptive applications. I like to think of it in the same way that windows enables word processing applications, spreadsheet applications, etc. QDX Platform V enables our INSURENET(R) solution, QDX HIPAA Express, QDX Quick Trials, etc.

Q. What changes did you make in product marketing during the year?

A. One priority we set during the year was to build the brand, to get our name and products in front of as many potential customers as possible. Working with a limited budget, we implemented a number of email campaigns. We developed new collateral material and white papers to better describe our offerings and initiated webinars to cost effectively describe and discuss specific products with interested parties. Our sales materials focus on the value proposition of our products. We participated in trade shows and had a very successful user group conference. And, just like the metrics we introduced to measure the success of our sales efforts, we track a number of statistics in product marketing so we can assess how we are doing, what is working, and what needs to be changed.

Q. Looking ahead, what are your priorities for 2003?

A. In December I addressed our employees in a company webinar and declared that 2003 would be our year of organic growth. I'm proud of what we accomplished in 2002 but we need to work to continue improving and expanding our direct sales force and relationships with channel partners. We have more work to do in the area of product marketing. And we need to continue our technology work regarding product line extensions and additional adaptive applications.

RECENT PRESS RELEASES

Read our recent press releases at www.quovadx.com


UPCOMING EVENTS

February 3-5      UBS Warburg Global Healthcare Services Conference, The Plaza,
                  New York

February 9-13     HIMSS Conference, San Diego, California

This publication contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties, including general and economic business conditions, the success of our sales efforts, our ability to develop channel partners, and the growth of the healthcare market. These factors should be considered in evaluating any forward-looking comments. Quovadx accepts no responsibility to update any forward-looking statements to reflect future events or developments. This publication shall not be deemed to be an offer or solicitation for offers for the sale of securities.

         Direct comments to Larry Thede, VP Investor Relations, 720.554.1346 lthede@quovadx.com

QDX is a trademark of Quovadx Inc. INSURENET is a registered trademark of Quovadx, Inc.